Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Third Quarter 2014 Results

Subscription revenue increased 6% over same period last year;

Annual Contract Value increased 7% over third quarter 2013

SEATTLE, WA — November 4, 2014 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the third quarter ended September 30, 2014.

Q3 2014 Results

•	Subscription revenue up 6% to $5.1 million compared to Q3 2013

•	Total revenue increased 5% to $5.7 million compared to Q3 2013

•	Gross margin of 84% in Q3 2014 vs. 82% in Q3 2013

•	Adjusted EBITDA up 9% to $787,000 vs. $722,000 in Q3 2013

•	Net loss of $42,000 in Q3 2014 vs. $98,000 in Q3 2013

•	Annual Contract Value up 7% to $21.1 million vs. Q3 2013

•	Dollar retention of 88% in twelve months ended September 30, 2014 compared to 84% in same period last year

•	Annual Contract Value per Client up 18% to $6,286 vs. $5,333 in Q3 2013

•	Annual Contract Value per New Client up 24% to $14,908 vs. $12,053 in Q3 2013

Q3 2014 Operational Performance Summary

	Q3 14	Q2 14	Change %	Q3 13	Change %
Annual Contract Value (ACV) (in millions)	$21.1	$20.3	4%	$19.8	7%
Content Licenses (in millions)	1.9	2.0	-5%	2.0	-5%

Total Contract Value (in millions)	$23.0	$22.3	3%	$21.8	6%

Total Clients	3,350	3,400	-1%	3,700	-9%
Annual Contract Value per Client (ACVC)	$6,286	$5,999	5%	$5,333	18%

2014 Initiatives

Throughout 2014 Onvia has focused on executing four operating initiatives intended to leverage changes in its go-to-market strategy and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first initiative is to accelerate the acquisition of new clients within the defined verticals of the new target market. This quarter was Onvia’s third full quarter selling into its new target market of companies with a national or regional geographic focus. Total acquisition bookings declined in Q3 2014 compared to Q3 2013, however, national and regional acquisition bookings increased by 35% compared to the same period last year. In addition, the ACVC for new clients grew 24% to $14,908 in Q3 2014 from $12,053 in Q3 2013.

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Onvia’s President and CEO, Hank Riner, observed that, “The growth in national and regional acquisition bookings and corresponding improvement in ACVC continues to validate our adoption of a new target market strategy developed in October 2013. In addition, we’ve begun to invest in content marketing which should benefit new client acquisition through an increase in awareness and engagement from our target audience. In particular, we experienced an increase in lead generation following the publishing of our quarterly SLED reports in the first and second quarter of 2014.”

The second initiative is to improve first year client retention and renew tenured, long term clients within the target market. In Q1 2014, the Client Success team was reorganized to focus on three specific objectives: client retention, first year client on-boarding and contract upgrades. Dollar retention is a measurement of how effectively the Client Success team achieves these three short and long-term objectives. For the twelve months ended September 30, 2014, dollar retention increased to 88%, up from 84% in the same period last year and up from 86% in the twelve months ended June 30, 2014. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see “Key Metric Definitions” below.

The third initiative is to maximize growth within the existing client base. In Q1 2014, Onvia chartered a team that specializes in increasing clients’ investment in the Onvia solution. Contract upgrades are the primary measure of the results of this initiative. In Q3 2014 contract upgrades increased 52% compared to the same period in 2013. This growth in contract expansions provides further evidence that there is significant opportunity to expand the adoption of Onvia’s solutions deeper into its client organizations. Management continues to believe that by meeting more business objectives, the partnership with clients is strengthened which should drive improvements in ACVC and increase the lifetime value of each client.

The fourth and final 2014 initiative is to continue to drive enhancements to the existing Onvia platform and to provide innovative new solutions that make Onvia a strategic business partner with its clients. The most significant achievement for this 2014 initiative occurred in October with the release of Onvia 7, a major upgrade to the Onvia platform. Onvia has adopted the latest technology to organize and structure the massive Onvia database of procurement intelligence. This investment offers two key client benefits. One, it should be easier for clients to setup their own searches with aids resident on the platform. Two, clients should receive only the most relevant search results eliminating the noise found in most search engines on the market today.

As noted in our press release from yesterday we have initiated a strategic partnership with SmartProcure, a provider of purchase order intelligence for the public sector. Before the end of the year our clients will have the opportunity to access the SmartProcure database as an additional module on the Onvia platform for an additional fee. This gives our clients access to actual purchase orders of their customers and prospects so they have greater visibility into actual spending by the agencies.

Third Quarter 2014 Results

Subscription revenue for the quarter ended September 30, 2014 grew 6% over the same period in 2013. The growth in subscription revenue is primarily a result of improved client retention and contract expansions over the last three quarters. As previously announced, Onvia’s annual operating initiatives are designed to drive subscription revenue growth.

Total revenue for the quarter ended September 30, 2014 was $5.7 million, up by 5% compared to the same period last year. In addition to subscription revenue, total revenue includes content license and report revenue.

ACV increased by 7% to $21.1 million in Q3 2014 from $19.8 million one year ago. As previously announced, growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of subscription contracts and is a leading indicator of future revenue growth. The growth rate in ACV can fluctuate from quarter to quarter based on timing in the amount of ACV available for renewal. For more information about ACV, see “Key Metric Definitions” below.

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ACVC increased 18% to $6,286 in Q3 2014 compared to $5,333 in Q3 2013. In addition, ACVC for new clients increased 24% to $14,908 from $12,053 in Q3 2013. The continued growth in new client ACVC demonstrates the Company’s success in acquiring clients with a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client.

As of September 30, 2014, Onvia had 3,350 clients, down 9% from 3,700 clients during the same period last year. The Company’s decline in client count is expected as a result of the decision to transition to a more strategic target market. Management believes that ACV is a better measure of sales effectiveness than the number of clients.

Operating expenses in Q3 2014 increased 6% to $4.8 million from $4.6 million in Q3 2013. The increase is primarily due to higher variable compensation costs as a result of improved sales performance and the human resource function being fully staffed in Q3 2014. As previously reported, the Company expenses 100% of variable sales cost upon sale, but recognizes revenue on no more than 8% of an annual subscription each month. Due to the Company’s small size, increased variable sales costs may exceed the incremental revenue generated each period, which negatively impacts short term Adjusted EBITDA.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended September 30, 2014 increased 9% to $787,000 from $722,000 in Q3 2013.

Net loss was $42,000 or $(0.01) cents per diluted share in Q3 2014 compared to $98,000 or $(0.01) cents per diluted share in Q3 2013.

At September 30, 2014, cash, cash equivalents and available for sale investments increased to $8.0 million compared to $7.6 million at the end of 2013. Management believes that the remaining cash balance is adequate to fund operations until Adjusted EBITDA and free cash flow accelerate.

Conference Call

Onvia will hold a conference call later today (November 4, 2014) to discuss its second quarter results. Onvia’s CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, November 4, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1906

International: 1-785-424-1825

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until December 4, 2014:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 117041

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
GAAP net loss	$(42)	$(117)	$(98)	$(248)	$(306)
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(2)	(2)	(3)	(7)	(18)
Depreciation and amortization	785	803	757	2,404	2,272
Stock-based compensation	46	30	66	130	204

Adjusted EBITDA	$787	$714	$722	$2,279	$2,152

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to,

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statements regarding Onvia’s future results of operations, the progress to be made on the 2014 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s new “target market” strategy may fail to increase contract value of new customers; Onvia’s Client Success reorganization fails to improve sales penetration and client retention rates, especially first year client retention rates; adoption of Onvia’s new product releases may be slower than expected and fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 14 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2014 and September 30, 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$5,131	$4,831	$15,159	$14,409
Content license	480	462	1,417	1,461
Management information reports	34	76	129	348
Other	55	73	178	226

Total revenue	5,700	5,442	16,883	16,444
Cost of revenue	906	961	2,793	2,850

Gross margin	4,794	4,481	14,090	13,594

Operating expenses:
Sales and marketing	2,943	2,822	8,647	8,369
Technology and development	989	975	3,038	3,039
General and administrative	906	785	2,660	2,510

Total operating expenses	4,838	4,582	14,345	13,918

Loss from operations	(44)	(101)	(255)	(324)
Interest and other income, net	2	3	7	18

Net loss	$(42)	$(98)	$(248)	$(306)

Unrealized (loss) / gain on available-for-sale securities	(1)	1	(1)	(1)

Comprehensive loss	$(43)	$(97)	$(249)	$(307)

Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.04)

Basic and diluted weighted average shares outstanding	7,396	7,329	7,381	7,746

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31, 2013
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,635	$2,073
Short-term investments, available-for-sale	6,347	5,463
Accounts receivable, net of allowance for doubtful accounts of $27 and $25	1,256	1,333
Prepaid expenses and other current assets	561	570

Total current assets	9,799	9,439

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,463	1,773
Internal use software, net of accumulated amortization	5,214	5,433
Long-term investments, available-for-sale	91	90
Other long-term assets	182	174

Total long term assets	6,950	7,470

TOTAL ASSETS	$16,749	$16,909

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$742	$834
Accrued expenses	799	960
Unearned revenue, current portion	8,079	7,770
Other current liabilities	76	244

Total current liabilities	9,696	9,808

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	496	650
Deferred rent, net of current portion	606	586
Other long-term liabilities	75	98

Total long term liabilities	1,177	1,334

TOTAL LIABILITIES	10,873	11,142

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,639,266 and 8,577,732 shares issued; and 7,396,459 and 7,345,189 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	353,816	353,458
Accumulated other comprehensive gain	(1)	—
Accumulated deficit	(343,542)	(343,294)

Total stockholders’ equity	5,876	5,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,749	$16,909

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2014 and September 30, 2013

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(248)	$(306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,404	2,272
Idle lease accrual	—	(74)
Stock-based compensation	130	204
Change in operating assets and liabilities:
Accounts receivable	77	122
Prepaid expenses and other assets	—	95
Accounts payable	(26)	(92)
Accrued expenses	(161)	13
Unearned revenue	155	157
Deferred rent	35	61

Net cash provided by operating activities	2,366	2,452

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(270)	(650)
Additions to internal use software	(1,688)	(1,605)
Purchases of investments	(9,606)	(8,390)
Sales of investments	1,570	3,256
Maturities of investments	7,152	7,425
Return of security deposits	—	(150)

Net cash used in investing activities	(2,842)	(114)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(189)	(288)
Repurchase of stock	—	(4,398)
Proceeds from exercise of stock options	227	100

Net cash provided by / (used in) financing activities	38	(4,586)

Net decrease in cash and cash equivalents	(438)	(2,248)
Cash and cash equivalents, beginning of period	2,073	3,888

Cash and cash equivalents, end of period	$1,635	$1,640

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